Exhibit 99.1

Veritone Reports Financial Results for the Third Quarter

and First Nine Months of 2017

COSTA MESA, CA – November 6, 2017 – Veritone, Inc. (NASDAQ: VERI), a leading provider of cloud-based artificial intelligence (AI) analytics and cognitive solutions, today reported results for the third quarter and nine months ended September 30, 2017.

Third Quarter 2017 Key Performance Indicators (KPIs)

Veritone Artificial Intelligence Platform

•	37 customers on the platform at the end of the quarter, compared with 13 at the prior year quarter-end, an increase of 185%

•	170 total accounts on the platform at the end of the quarter, compared with 14 at the prior year quarter-end

•	122 active third-party cognitive engines on the platform at the end of the quarter, compared with 28 at the prior year quarter-end, an increase of 336%

•	711,000 total hours of video and audio files processed during the quarter, compared with 331,000 in the prior year period, an increase of 115%

•	$2.65 million in total contract value (TCV) of new bookings received during the quarter, compared with $394,000 in the prior year period, an increase of 571%

•	$135,000 in monthly recurring revenue under agreements in effect at the end of the quarter, compared with $72,000 at the prior year quarter-end, an increase of 88%

Media Agency Business

•	Added nine net new customers under master service agreements during the quarter, compared with six net new customers added in the prior year period

•	49 active customers at the end of the quarter, compared with 35 at the prior year quarter-end, an increase of 40%

•	Average media spend per customer of $649,000 during the quarter, compared with $570,000 in the prior year period, an increase of 14%

Third Quarter 2017 Operational Highlights

•	Released a hybrid on-premise/cloud version of aiWARE integrated with leading enterprise storage provider Quantum’s Xcellis workflow storage appliances. aiWARE for Xcellis received a ”Best of Show” award at the global IBC 2017 show in Amsterdam.

•	Signed a new SaaS agreement with iHeartMedia, the Company’s largest agreement in the media and entertainment market to date.

•	Introduced the beta version of the Company’s Veritone Developer Application (VDA), which enables third-party developers of cognitive engines to integrate with aiWARE using the Company’s software development kit and self-service tools, and enables application developers to quickly and effectively build customized workflows and industry-specific applications on top of the aiWARE platform.

•	Introduced extensive language translation support within Relativity®’s e-discovery software, which helps organizations globally manage and analyze large volumes of unstructured data.

Management Commentary and Outlook

“The third quarter represented a continuation of the same strong growth and operational momentum we have achieved over the last several quarters,” said Veritone’s Chairman and CEO, Chad Steelberg. “We experienced year-over-year growth across all of our key performance indicators, achieved important milestones with our releases of aiWARE Edge and the Veritone Developer Application, continued to strengthen and expand both aiWARE and our team, and secured several new major wins for our AI platform.

“We expect to end the year with approximately 425 accounts and approximately 150 active third-party cognitive engines on our AI platform, as well as having processed approximately 2.75 million total hours of video and audio files during the year. And while we remain increasingly optimistic about our organic growth prospects, we are also continuing to selectively explore acquisition opportunities. We are very encouraged by the prospects of our business and we expect to continue to deliver on the metrics that will drive long-term business value for our company and our stockholders.”

Third Quarter 2017 Financial Results

Net revenues in the third quarter of 2017 increased 60% to $3.7 million from $2.3 million in the same period in 2016. The increase in net revenues was due to an increase in media agency revenues of $1.1 million, or 48%, and to an increase of $0.3 million, or 340%, in SaaS licensing revenues from the Company’s AI platform.

Gross profit in the third quarter of 2017 increased 83% to $3.4 million (92.1% of net revenues) from $1.9 million (80.7% of net revenues) in the same period in 2016. The increase in gross margin was due primarily to the operating leverage provided by the Company’s higher net revenues level.

Total operating expenses in the third quarter of 2017 increased 192% to $22.9 million from $7.8 million in the same period last year. The year-over-year increase in operating expenses was due primarily to an $11.6 million increase in stock-based compensation expenses, and to higher investments in software development, data science, and sales and marketing as the Company continued to enhance its AI platform, including developing new products and functionality. The year-over-year increase in stock-based compensation was due primarily to $8.9 million of expense recorded in the third quarter relating to the vesting of performance-based stock options previously issued to the Company’s CEO and President.

Loss from operations in the third quarter of 2017 was $19.5 million, an increase of $13.5 million compared with a loss from operations of $6.0 million in the third quarter of 2016, due primarily to the $11.6 million increase in stock-based compensation expenses discussed above.

Net loss attributable to common stockholders in the third quarter of 2017 totaled $19.4 million, or $1.31 per share (based on 14.8 million weighted average shares outstanding). The company’s net loss attributable to common stockholders in the third quarter of 2016 was $8.2 million, or $3.49 per share (based on 2.4 million weighted average shares outstanding).

As of September 30, 2017, the Company had cash and cash equivalents and marketable securities of $60.4 million and no long-term debt.

Nine Month 2017 Financial Results

Net revenues in the first nine months of 2017 increased 70% to $10.9 million from $6.4 million in the same period in 2016. The increase in net revenues was due to an increase in media agency revenues of $3.7 million, or 60%, and to an increase of $0.8 million, or 368%, in SaaS licensing revenues from the Company’s AI platform.

Gross profit in the first nine months of 2017 increased 89% to $10.1 million (92.5% of net revenues) from $5.3 million (83.3% of net revenues) in the same period in 2016. The increase in gross margin was due primarily to the operating leverage provided by the Company’s higher net revenues level.

Total operating expenses in the first nine months of 2017 increased 102% to $44.0 million from $21.8 million in the same period last year. The year-over-year increase in operating expenses was due primarily to a $12.0 million increase in stock-based compensation expenses, and to higher investments in software development, data science, and sales and marketing as the Company continued to enhance its AI platform, including developing new products and functionality. The year-over-year increase in stock-based compensation was due primarily to $9.3 million of expense recorded in the first nine months relating to performance-based stock options previously issued to the Company’s CEO and President.

Loss from operations in the first nine months of 2017 was $33.9 million, an increase of $17.5 million compared with a loss from operations of $16.4 million in the first nine months of 2016, due primarily to the $12.0 million increase in stock-based compensation expense described above.

Net loss attributable to common stockholders in the first nine months of 2017 totaled $51.3 million, or $5.94 per share (based on 8.6 million weighted average shares outstanding), which included the higher stock-based compensation expenses discussed above, as well as other expenses of $12.9 million related primarily to the write-off of debt discounts and issuance costs upon the conversion of the Company’s outstanding convertible notes and to the issuance of stock warrants upon the additional investment by Acacia in connection with the Company’s initial public offering, and non-cash expenses of $4.5 million relating to the accretion of redeemable preferred stock. The Company’s net loss attributable to common stockholders in the first nine months of 2016 was $20.3 million, or $10.37 per share (based on 2.0 million weighted average shares outstanding).

Conference Call

Veritone will hold a conference call today, November 6, 2017 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and provide an update on business conditions. Veritone management will host the presentation, followed by a question and answer period. The call will be open to all interested parties through a live audio web broadcast via the Internet at investors.veritone.com. The call will also be available by dialing 866-393-8573 within the U.S. and Canada or 409-350-3155 from abroad.

Please call the conference telephone number 5-10 minutes prior to the start time and reference the conference ID 6094159. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

The webcast will be archived on the Veritone investor relations website and a telephonic playback of the conference call will also be available by dialing the following numbers:

Toll-free replay number: 855-859-2056

International replay number: 404-537-3406

Replay ID: 6094159

Safe Harbor Statement

This news release contains forward-looking statements, including without limitation statements regarding the expected number of accounts on the Veritone platform as of the end of 2017, the expected number of active third-party cognitive engines on the platform as of the end of 2017, and the total hours of video and audio files expected to be ingested and processed on the platform in 2017, the Company’s expected organic growth prospects and opportunities to grow through acquisitions, and the Company’s expectation of being able to continue to achieve performance metrics that will drive long-term growth in revenue and stockholder value. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “should,” “could,” “estimate” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof, and are based on management’s current assumptions, beliefs and information. As such, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Important factors that could cause such differences include, among other things, the development of the market for cognitive analytics solutions; the ability of third parties to develop and provide additional high quality, relevant cognitive engines and the cost of such engines; the Company’s ability to successfully identify and integrate such additional third-party cognitive engines onto the Veritone platform, and to continue to be able to access and utilize such engines; technical challenges the Company may face in standardizing its APIs to facilitate and expedite such integration; the Company’s ability to continue to develop and add additional capabilities and features to its AI platform; the Company’s ability to expand its sales and marketing team and to achieve broad recognition of and customer acceptance for its AI platform; and the Company’s ability to successfully identify, execute and integrate future acquisitions; as well as the impact of future economic, competitive and market conditions, particularly those related to its strategic end markets; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Veritone. Certain of these judgments and risks are discussed in more detail in Veritone’s Registration Statement on Form S-1 and in the periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Veritone or any other person that Veritone’s objectives or plans will be achieved. The forward-looking statements contained herein reflect the Company’s belief’s estimates and predictions as of the date hereof, and Veritone undertakes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.

About Veritone

Veritone (VERI) is a leading artificial intelligence company that has developed a unique platform, aiWARE, which unlocks the power of AI-based cognitive computing to transform and analyze unstructured public and private audio and video data for clients in a variety of markets, including media, politics, legal and government. The open platform integrates an ecosystem of best-of-breed cognitive engines and powerful applications, which can be orchestrated together to reveal valuable, multivariate insights. aiWARE delivers unprecedented insights by unlocking data from linear files such as radio and TV broadcasts, surveillance footage and public and private content globally. To learn more about Veritone, please visit Veritone.com.

Company Contact:

Pete Collins, CFO

Veritone, Inc.

(888) 507-1737 x202

pcollins@veritone.com

Investor Relations Contact:

Scott Liolios and Matt Glover

Liolios Group, Inc.

(949) 574-3860

VERI@liolios.com

VERITONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share and share data)

(Unaudited)

	As of
ASSETS	September 30, 2017	December 31, 2016
Cash and cash equivalents	$20,762	$12,078
Marketable securities	39,670	—
Accounts receivable, net of allowance for doubtful accounts of $69 and $0, respectively	10,080	4,834
Expenditures billable to clients	5,167	3,384
Prepaid expenses and other current assets	2,830	1,071

Total current assets	78,509	21,367

Property, equipment and improvements, net	52	68
Capitalized software, net	177	321
Other assets	944	592

Total assets	$79,682	$22,348

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$15,840	$12,321
Accrued media payments	9,058	6,777
Other accrued liabilities	3,088	3,060
Customer advances	3,850	1,841
Convertible notes payable, net of discounts of $0 and $6,898, respectively	—	13,388
Warrant liability	—	7,114

Total current liabilities	31,836	44,501

Other liabilities	14	22

Total liabilities	31,850	44,523

Commitments and contingencies
Redeemable convertible preferred stock:
Series B Preferred Stock, par value $0.001 per share; no shares authorized, issued and outstanding at September 30, 2017, and 3,092,781 shares authorized, issued and outstanding at December 31, 2016 (aggregate liquidation preference of $18,138 at December 31, 2016)	—	17,897
Series A Preferred Stock, par value $0.001 per share; no shares authorized, issued and outstanding at September 30, 2017, and 5,666,667 shares authorized, 3,914,697 shares issued and outstanding at December 31, 2016 (aggregate liquidation preference of $8,353 at December 31, 2016	—	5,453

Total redeemable convertible preferred stock	—	23,350

Stockholders’ equity (deficit):
Preferred stock, par value $0.001 per share; 1,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2017	—	—
Common stock, par value $0.001 per share; 75,000,000 and 38,500,000 shares authorized at September 30, 2017 and December 31, 2016, respectively; 14,956,322 and 2,620,803 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	15	4
Additional paid-in capital	144,396	(293)
Accumulated other comprehensive loss	(62)	—
Accumulated deficit	(96,517)	(45,236)

Total stockholders’ equity (deficit)	47,832	(45,525)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$79,682	$22,348

VERITONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share and share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net revenues	$3,719	$2,321	$10,914	$6,408
Cost of revenues	292	448	824	1,067

Gross profit	3,427	1,873	10,090	5,341

Operating expenses:
Selling and marketing	3,676	2,202	9,689	5,688
Research and development	3,466	2,181	9,613	5,357
General and administrative	15,740	3,459	24,722	10,723

Total operating expenses	22,882	7,842	44,024	21,768

Loss from operations	(19,455)	(5,969)	(33,934)	(16,427)
Other income (expense), net	88	(1,456)	(12,872)	(1,483)

Loss before provision for income taxes	(19,367)	(7,425)	(46,806)	(17,910)
Provision for income taxes	2	2	5	5

Net loss	(19,369)	(7,427)	(46,811)	(17,915)
Accretion of redeemable convertible preferred stock	—	(795)	(4,470)	(2,383)

Net loss attributable to common stockholders	$(19,369)	$(8,222)	$(51,281)	$(20,298)

Net loss per share attributable to common stockholders:
Basic and diluted	$(1.31)	$(3.49)	$(5.94)	$(10.37)

Weighted average shares outstanding attributable to common stockholders:
Basic and diluted	14,783,366	2,355,112	8,640,178	1,957,596

Comprehensive loss:
Net loss	$(19,369)	$(7,427)	$(46,811)	$(17,915)
Net change in unrealized loss on marketable securities, net of income taxes	(62)	—	(62)	—

Total comprehensive loss	$(19,431)	$(7,427)	$(46,873)	$(17,915)

VERITONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(46,811)	$(17,915)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	176	93
Intangible asset impairment charges	—	500
Amortization of debt discounts and issuance costs	3,740	1,271
Costs of warrants issued at IPO	5,790	—
Write-off of debt discounts and debt issuance costs at IPO	10,132	—
Change in fair value of warrant liability	(7,114)	(117)
Provision for doubtful accounts	69	—
Stock issued to dissenting shareholder	—	159
Stock-based compensation expense	13,611	1,588
Changes in assets and liabilities:
Accounts receivable	(5,315)	(5,523)
Expenditures billable to clients	(1,783)	(733)
Prepaid expenses and other current assets	(1,641)	(174)
Accounts payable	3,519	(10,208)
Accrued media payments	2,597	4,522
Other accrued liabilities	651	523
Customer advances	2,009	4,559

Net cash used in operating activities	(20,370)	(21,455)

Cash flows from investing activities:
Purchases of marketable securities	(39,850)	—
Capital expenditures	(16)	(20)
Addition to intangible assets	(30)	—
Deposits for operating leases	(774)	—

Net cash used in investing activities	(40,670)	(20)

Cash flows from financing activities:
Net proceeds from public offering	32,580	—
Proceeds received under the Bridge Loan Agreement	8,000	—
Proceeds from exercise of Primary Warrant	29,263	—
Proceeds issuance of convertible note payable	—	10,000
Proceeds from exercise of stock options	5	72
Debt issuance costs	(68)	(168)
Repurchase common stock	(56)	—
Net cash provided by financing activities	69,724	9,904

Net increase (decrease) in cash and cash equivalents	8,684	(11,571)
Cash and cash equivalents, beginning of period	12,078	19,197

Cash and cash equivalents, end of period	$20,762	$7,626

Supplemental Disclosure of Cash Flow Information
Non-cash investing and financing activities:
Conversion of convertible notes payable, including accrued interest, to common stock	$28,782	$—
Conversion of redeemable convertible preferred stock to common stock	$27,266	$—